		Exhibit 99(a)
Household Finance Corporation
Household Consumer Loan Corporation
Household Consumer Loan Trust 1997-2

Original Principal Class A	1,050,000,000.00
Class A-1	912,000,000.00
Class A-2	48,000,000.00
Class A-3	90,000,000.00
Number of Class A Bonds (000's)	1,050,000.00
Class A-1	912,000.00
Class A-2	48,000.00
Class A-3	90,000.00
Original Principal Class B	57,000,000.00
Number of Class B Bonds (000's)	57,000.00
Original Principal Certificates	42,000,000.00
Number of Certificate Bonds (000's)	42,000.00

Distribution Date		2003 Total

Principal Distribution		94,815,951.03
Class A-1 Interest Distribution		1,446,438.43

Principal Distribution		7,619,535.74
Class A-2 Interest Distribution		367,446.48

Principal Distribution		4,054,071.62
Class A-3 Interest Distribution		507,271.66

CLASS B
Principal Distribution		3,266,123.75
Interest Distribution		374,767.96

CERTIFICATES
Principal Distribution		4,336,807.79
Interest Distribution		342,132.14